Exhibit 99.1
Virco Reports Improved Second Quarter and YTD Results

•	Revenue up 18% in quarter and 17% YTD

•	Operating Income up 12% in quarter and 10% YTD

•	Trends moderated in late summer but still positive

Torrance, California-September 14, 2017-Virco Mfg. Corporation today announced results for its second quarter and first six months ended July 31, 2017.

Strong order rates in spring and early summer translated into profitable revenue growth for the second quarter and first six months. Trends have moderated somewhat since then, but order rates and shipments still remain positive on a year-over-year basis, suggesting continued improvement for the balance of FYE 2018.

For the second quarter inclusive of the months of May, June, and July revenue increased 18.4% to $72,636,000 this year from $61,354,000 last year. Operating income for the quarter was up 11.9% to $8,406,000 from $7,512,000. Unrecovered material cost increases accounted for the relatively weaker growth in operating income vs. revenue.

For the first six months, revenue increased 16.7% to $95,871,000 this year from $82,181,000 last year. For the same period, operating income was up 10.2%, to $5,141,000 from $4,667,000. Management reminds readers who may be new to Virco that the Company typically loses money in the low-volume months of the first and fourth quarters, which accounts for the apparent disparity between the high-volume second quarter results and the blended results for the first six months.

Net income for the quarter and the first six months is not comparable because of a reversal of a deferred tax allowance in last year’s third quarter. This one-time, non-cash, non-operating adjustment had the effect of rendering this year’s net income at a normalized tax rate, whereas last year’s results were reported at a lower tax rate. Interested readers will find a complete discussion of this treatment in the Company’s Form 10K for the fiscal year ended January 31, 2017. EBITDA for the first six months of this year was up 7.2% to $7,742,000 from $7,222,000 last year.

	Three Months Ended		Six Months Ended
	7/31/2017	7/31/2016	7/31/2017	7/31/2016
	(In thousands, except per share data)

Net sales	$ 72,636	$ 61,354	$ 95,871	$ 82,181
Cost of sales	45,953	37,616	60,761	50,380
Gross profit	26,683	23,738	35,110	31,801
Selling, general administrative & other expense	18,277	16,226	29,969	27,134
Operating income	8,406	7,512	5,141	4,667
Interest expense, net	529	486	824	750
Income before income taxes	7,877	7,026	4,317	3,917
Income tax expense	2,849	140	1,500	170
Net income	$ 5,028	$ 6,886	$ 2,817	$ 3,747

Net income per share - basic	$ 0.33	$ 0.46	$ 0.19	$ 0.25
Net income per share - diluted	$ 0.33	$ 0.45	$ 0.18	$ 0.25

Weighted average shares outstanding - basic	15,211	15,036	15,170	15,004
Weighted average shares outstanding - diluted	15,285	15,147	15,233	15,100

		7/31/2017	1/31/2017	7/31/2016
Current assets		$ 95,945	$ 48,493	$ 89,906
Non-current assets		59,502	59,694	42,046
Current liabilities		64,848	21,585	61,994
Non-current liabilities		27,915	27,248	32,227
Stockholders' equity		62,684	59,354	37,731

Non-GAAP Financial Measures
Due to depreciable assets associated with the nature of our operations, interest costs associated with our capital structure, and changes in income tax rates, management believes that earnings before interest, income taxes, depreciation and amortization ("EBITDA") is an important measure to evaluate our Company's results of operations between periods on a more comparable basis. Such measures are widely used by analysts, investors and lenders as well as by management in assessing our Company's financial performance and business trends relating to our results of operations and financial condition. These measurements are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to our Company and may not be consistent with methodologies used by other companies. EBITDA is summarized and reconciled to net income which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows:

	Three Months Ended				Six Months Ended
	7/31/2017		7/31/2016		7/31/2017	7/31/2016

Net Income	$5,028,000		$6,886,000		$2,817,000	$3,747,000
Interest expense, net	529,000		486,000		824,000	750,000
Income taxes	2,849,000		140,000		1,500,000	170,000
Depreciation and amortization	1,334,000	*	1,250,000	*	2,601,000	2,555,000
EBITDA	$9,740,000	*	$8,762,000	*	$7,742,000	$7,222,000
* Corrected from press release originally issued on September 14, 2017.

The Company attributes these improved results primarily to renewed stability in public school funding, although Management believes modest gains in market share may also have contributed. Looking forward, the Company’s preferred indicator of overall business activity--actual year-to-date shipments plus the unshipped backlog--was 13.7% higher than last year on the same day in September. This figure reflects the moderation in order rates as summer came to an end. As always, Management cautions against using this figure as ‘guidance’ and presents it only as one additional piece of information about the Company’s order rates and remaining unshipped backlog.

The market for school furniture and equipment is highly fragmented. Inconsistencies in reporting categories make accurate benchmarking difficult. In providing market share estimates, Management relies heavily on Virco’s 67-year history of direct sales and service to America’s public school districts, of which there are approximately 13,500. The Company has done business with many of these districts at one time or another across that 67-year timeframe.

On average, across all regions of the United States, public school districts receive about 45% of their funding from local sources (taxes and bonds); 45% from their respective states (also taxes and bonds); and 10% from the Federal Government. Because these funding sources are mostly ‘downstream’ from local economic and social trends, they provide a uniquely granular proxy for many things, including direct purchases of school furniture and equipment as well as related trends in demography, business activity, employment, and state/local commitment to the broader idea of ‘Public Education.’

After a long and fairly steady trend of 2-4% annual growth during the Baby Boom, public school enrollment (and funding) began to stall in the late 1990s. Funding contracted significantly during the Great Recession-although enrollment did not-putting intense operating pressure on public schools. According to data collected by the National Center for Education Statistics and reported by National Public Radio, as recently as 2014 there were still 36 states spending less per student than in 2008, when the Great Recession began. This prolonged downturn has been a real challenge for America’s public schools. It has also made benchmarking more difficult.

Despite these analytical challenges, the Company interprets this year’s favorable results as a reflection of improved economic stability and employment across many regions of the country, resulting in better tax receipts and more support for state and local school bonds. In addition, Management believes the Company’s steady investment in flexible, low-cost domestic manufacturing is beginning to generate market share gains as the economic logic of outsourcing begins to shift.

In particular, recent extensions of the typical public school instructional calendar have shortened the summer delivery season to about seven weeks, making proximity and responsiveness even more essential for on-time furniture deliveries. The Company’s two vertically integrated fabrication and distribution facilities totaling over 2 million square feet were ideally located to respond to this year’s increase in demand.

Virco Chairman and CEO Robert Virtue was pleased with this summer’s performance: “We’re best when we’re busy, and this was a busy summer. Order rates were good all the way through July. Because our experienced staff has been here before, we were able to accelerate smoothly to higher operating levels. Morale is great and we’re looking forward to a solid fall season and an early start to preparations for another big summer next year.”

Virco President Doug Virtue concurred: “After many years of playing defense, it was fun to play offense. By design, we’ve turned the personal trust between our manufacturing and service teams into a strategic differentiator. There’s a very personal, very direct connection between our factory floors and America’s public school campuses. Many of our employees count more than thirty years of service. They have a sense of personal responsibility for each and every delivery, including the ongoing service that continues afterwards.”

Contact:
Virco Mfg. Corporation (310) 533-0474
Robert A. Virtue, Chairman and Chief Executive Officer
Robert Dose, Chief Financial Officer
Doug Virtue, President

This news release contains “forward-looking statements” as defined by the Private Securities Reform Act of 1995. These statements include, but are not limited to, statements regarding: business strategies; market demand and product development; order rates and trends in seasonality; product relevance; economic conditions and patterns; the educational furniture industry including the domestic market for classroom furniture; state and municipal bond and/or tax funding; the rate of completion of bond funded construction projects; cost control initiatives; absorption rates; the relative competitiveness of domestic vs. international supply chains; trends in shipping costs; use of temporary workers; marketing initiatives; and international or non K-12 markets. Forward-looking statements are based on current expectations and beliefs about future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors, many of which are out of our control and difficult to forecast. These factors may cause actual results to differ materially from those that are anticipated. Such factors include, but are not limited to: changes in general economic conditions including raw material, energy and freight costs; state and municipal bond funding; state, local, and municipal tax receipts; order rates; the seasonality of our markets; the markets for school and office furniture generally, the specific markets and customers with which we conduct our principal business; the impact of cost-saving initiatives on our business; the competitive landscape, including responses of our competitors and customers to changes in our prices; demographics; and the terms and conditions of available funding sources. See our Annual Report on Form 10-K for the year ended January 31, 2017 and other material filed with the Securities and Exchange Commission for a further description of these and other risks and uncertainties applicable to our business. We assume no, and hereby disclaim any, obligation to update any of our forward-looking statements. We nonetheless reserve the right to make such updates from time to time by press release, periodic reports, or other methods of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements which are not addressed by such an update remain correct or create an obligation to provide any other updates.